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                                                                     Exhibit 2.2

                         Agreement and Plan of Merger

                                 by and among

                Adventure Minerals, Inc., a Nevada Corporation,

                                      and

              Planet Earth Recycling, Inc., a Nevada Corporation,

                                      and

                AVML Sub One Corporation, a Nevada Corporation

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of the 13/th/ day of September, 2000, among Planet Earth Recycling, Inc., a Nevada corporation (hereinafter, "Disappearing Corporation"), located at 435 Martin Street, Baline, Washington 98230, AVML Sub One Corporation, a Nevada corporation (hereinafter, "Surviving Subsidiary Corporation") (together the "Constituent Corporations"), located at 101 Convention Center Dr., Suite 1200 Las Vegas, Nevada 89109, and Adventure Minerals, Inc., a Nevada corporation (hereinafter, "Surviving Parent Corporation"), located at 101 Convention Center Dr., Suite 1200 Las Vegas, Nevada 89109. In consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Background. The Disappearing Corporation, the Surviving Subsidiary
     ----------
Corporation and the Surviving Parent Corporation have deemed it advisable and in the best interests of the Constituent Corporations, respectively, and their respective shareholders, that the Disappearing Corporation merge with and into the Surviving Subsidiary Corporation (the "Merger") as authorized by the laws of the State of Nevada.

2.   Parties.
     -------

     2.1 The Disappearing Corporation is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of the Disappearing Corporation consists of 25,000,000 shares. The total number of shares of common stock authorized by the Company is 25,000,000 having a par value of $.001 per share, consisting of which 10,000,000 shares are duly issued and outstanding on the date hereof.

     2.2 The Surviving Subsidiary Corporation is a corporation organized and existing under the laws of the State of Nevada and is wholly owned by the Surviving Parent Corporation. The authorized capital stock of the Surviving Subsidiary Corporation consists of 120,000,000 shares. The total number of shares of common stock authorized by the Surviving Subsidiary Corporation is 100,000,000 having a par value of $0.001 per share, of which 100 shares are duly issued and outstanding. The total number of shares of preferred

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stock authorized by the Surviving Subsidiary Corporation is 20,000,000 having a par value of $0.001 per share, of which no shares are duly issued and outstanding.

     2.3 The Surviving Parent Corporation is a corporation organized and existing under the laws of the State of Nevada. The authorized capital stock of the Surviving Parent Corporation consists of 25,000,000 shares of common stock having a par value of $0.001 per share, of which 10,165,000 shares are duly issued and outstanding, and no shares of preferred stock.

3.   Merger; Effectiveness. The Disappearing Corporation shall be merged with
     ---------------------
and into the Surviving Subsidiary Corporation pursuant to the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes, as amended, and in accordance with the terms and conditions of this Agreement. Upon the execution by the Surviving Subsidiary Corporation and the Disappearing Corporation of Articles of Merger incorporating this Agreement and the filing of such Articles of Merger with the Secretary of State of the State of Nevada, the Merger shall become effective (the "Effective Time of the Merger").

4.   Articles of Incorporation. The Articles of Incorporation of the Surviving
     -------------------------
Subsidiary Corporation, at the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Subsidiary Corporation until the same shall be further altered, amended or repealed as therein provided.

5.   Bylaws. The Bylaws of the Disappearing Corporation in effect at the
     ------
Effective Time of the Merger, shall be the Bylaws of the Surviving Subsidiary Corporation until the same shall be further altered, amended or repealed as therein provided.

6.   Directors and Officers. The directors and officers of the Disappearing
     ----------------------
Corporation in office at the Effective Time of the Merger shall be, at the Effective Time of the Merger, the directors and officers of the Surviving Subsidiary Corporation and shall hold such offices in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Subsidiary Corporation, as in effect immediately after the Effective Time of the Merger.

7.   Conversion of Shares. At the Effective Time of the Merger, by virtue of the
     --------------------
Merger and without any action on the part of the holder of any shares of stock of the Disappearing Corporation or of the Surviving Parent Corporation, every one (1) issued and outstanding share of the common stock of the Disappearing Corporation held as of the record date, shall be converted into and become one
(1) new fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Parent Corporation. Shareholders of the Disappearing Corporation shall surrender their existing share certificates for new share certificates of the Surviving Parent Corporation.

8.   Rights, Duties, PowErs, Liabilities, Etc. At the Effective Time of the
     ----------------------------------------
Merger, the separate existence of the Disappearing Corporation shall cease, and the Disappearing Corporation shall be merged in accordance with the provisions of this Agreement with and into the Surviving Subsidiary Corporation, which shall possess all the properties and assets, and all the rights, privileges, powers, immunities and franchises, of whatever nature and

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description, and shall be subject to all restrictions, disabilities, duties and liabilities of each of the Disappearing Corporation and the Surviving Subsidiary Corporation; and all such things shall be taken and deemed to be transferred to and vested in the Surviving Subsidiary Corporation without further act or deed; and the title to any real estate or other property, or any interest therein, vested by deed or otherwise in either of the Disappearing Corporation or the Surviving Subsidiary Corporation, shall be vested in the Surviving Subsidiary Corporation without reversion or impairment. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either the Disappearing Corporation or the Surviving Subsidiary Corporation, may be prosecuted to judgment or decree as if the Merger had not taken place, and the Surviving Subsidiary Corporation may be substituted in any such action or proceeding.

9.   Implementation. Each of the Constituent Corporations shall take, or cause
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to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Nevada to consummate and make effective the Merger.

10.  Termination. This Agreement may be terminated for any reason at any time
     -----------
before the filing of Articles of Merger with the Secretaries of State of the State of Nevada (whether before or after approval by the shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation, or either of them) by resolution of the Board of Directors of the Disappearing Corporation and the Surviving Parent Corporation.

11.  Amendment. This Agreement may, to the extent permitted by law, be amended,
     ---------
supplemented or interpreted at any time by action taken by the Board of Directors of each of the Constituent Corporations and the Surviving Parent Corporation; provided, however, that this Agreement may not be amended or supplemented after having been approved by the shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation except by a vote or consent of shareholders of the Disappearing Corporation and the Surviving Subsidiary Corporation in accordance with applicable law.

12.  Governing Law. This Agreement and all matters relating to this Agreement
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shall be governed by, construed and interpreted in accordance with the laws of the State of Nevada.

13.  Attorneys' Fees. In any action at law or in equity to enforce any of the
     ---------------
provisions or rights under this Agreement, the prevailing party shall be entitled to recover from the other party or parties all of its costs, expense and reasonable attorneys' fees incurred therein by the prevailing party, including costs, expenses and attorneys' fees incurred on appeal.

14.  Counterpart and Facsimile Signatures. This Agreement may be signed in
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counterparts, each of which shall be an original, but all of which shall constitute one and the same document. Signatures transmitted by facsimile shall be deemed valid execution of this Agreement binding on the parties.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this AGREEMENT AND PLAN OF MERGER as of the date first set forth above.

Planet Earth Recycling, Inc.,                Adventure Minerals, Inc.,
        a Nevada corporation                 a Nevada corporation


By  /s/ Perry Smith                          By  /s/ Grayson Hand
  ------------------------------               ----------------------------
  Name: Perry Smith                          Name: Grayson W. Hand
  Title: President                           Title: President


AVML Sub One Corporation,
        a Nevada corporation


By  /s/ Grayson Hand
  ------------------------------
  Name: Grayson W. Hand
  Title: President

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                 Adoption of the Agreement by Shareholders of
                    Record of the Constituent Corporations:


     The Agreement and Plan of Merger was approved by written consent of the Shareholders of the Disappearing Corporation on September 13, 2000.

Planet Earth Recycling, Inc., a Nevada corporation:


    /s/ Perry Smith                            September 13, 2000
-----------------------------
By: Perry Smith
    Its: Secretary

     The Agreement and Plan of Merger was approved, by written consent of the Shareholder of the Surviving Subsidiary Corporation on September 11, 2000.

AVML Sub One Corporation., a Nevada corporation:


    /s/ Grayson Hand                           September 13, 2000
------------------------------
By: Grayson W. Hand
    Its: Secretary

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